Shareholders’ Voting rights Entrustment Agreement

The following parties in Beijing sign this agreement:

(1)	Tianjin Information Sea Information Technology Co., Ltd,

The registered address Room 1704-8359 Block A Building Kuangshiguoji Xiangluowan Tianjin Free Trade (Central Business District),

The legal representative Liu Zhixin(“Party A”);

(2)	Shuhai Information Technology Co., Ltd,

The registered address Room 21BC1 No.1 Xinghuo Road, Fengtai District, Beijing City,

The legal representative Liu Zhixin (“Party B”)

(3)	Mr Liu Fu,

The house address: Group 1, Committee 9, BaoAn Street, Kedong Town, Kedong County Heilongjiang Province,

ID No. 230230196505050257;

Mrs Liu Zhixi,

The house address : Room 1204, Unit 3, Building 7, Tianqinwan Wuyi Road, Xinxiu District, Xianghe County, Langfang City, Hebei Province.,

ID No. 230230198601020225;

(Hereinafter“Party C”);

WHEREAS,

1.	Party C is the present shareholder of Party B, having a 100% stake of Party B;

2.	Party C entrusts Party A to exercise their voting rights of Party B, and Party A accepts the entrustment.

NOW, THEREFORE, Parties have reached an agreement through friendly consultation to conclude the following contract.

I.    Voting rights commission

1.1	Party C hereby irrevocably promised that Party A or its designated person is full authorized to exercise Party C’s right as the shareholder of Party B. Based on the then articles of Party B, Party A shall have the following rights respectively (hereinafter jointly referred to as authorization):

(1)	Be present at the shareholders meeting of Party B as Party C’s agent;
(2)	Exercise the voting right to vote on issues to be discussed or decide on behalf of Party C.
(3)	The right to nominate and elect directors;
(4)	Propose for an interim meeting;
(5)	Other shareholder voting rights under the articles of party B (including any other shareholder voting rights after the modified articles).

1.2	Any legal consequences arising from the exercise of the above authorization is recognized and assumed by Party C.

1.3	Party C hereby confirms that Party A can exercise the above delegate rights without prior consent of Party C. Party A shall inform Party C promptly.

II    Right to know

2.1	For the purpose of exercising the entrust right of this agreement, Party B is entitled to know the operation, business, customer, finance, staff and other relevant information of the company, Party B should provide active coordination.

III    Exercise of the entrusment right

3.1	If necessary, Party A can appoint or entrust specific person within the company (one or more person(s)) to exercise part or all of the delegate rights within the agreed scope of the first one, this will be recognized and assumed by Party C.

3.2	Party C shall provide adequate assistance when Party A exercises the authorization, if necessary (for example, in order to meet government’s requirement of approval, registration and recording), Party C shall sign on shareholder resolutions made by Party B or other relevant legal documents on time.

3.3	Awarding or exercise of the authorization can not be achieved under this Agreement for any reason (except for default of Party C or B) at any time within the term of this Agreement, both parties should seek alternative scheme immediately, and sign supplementary agreement or modify or adjust the terms of this agreement if necessary to ensure the purposes of the present agreement.

IV    Liability exemption and Compensation

4.1	Party B agrees to compensate all the losses that Party A and the designated person suffered or likely to be incurred for exercising the authorization, including but not limited to any loss that third party brings a lawsuit, recover, arbitration, claims or government administrative investigation or punishment. However, if due to malice or gross negligence of Party A, such losses are not covered.

4.2	Party A agrees to compensate all the losses in the process of exercising the authorization for their malicious or gross negligence and to keep Party C not be harmed, including but not limited to any losses that third party brings a lawsuit, recover, arbitration, claims or government administrative investigation or punishment.

V    Representations and Warranties

5.1	Party C hereby declare and guarantee as follows;
5.1.1	They have full capacity for civil conduct as Chinese citizen. They also have full and independent legal status and legal capacity. They are duly authorized to sign, deliver and perform this Agreement and can be sued as an independent party.

5.1.2	They have full power and authority to sign and deliver this agreement and all other documents related to the transactions involved in this agreement. They should sign and deliver this agreement They should sign this agreement legally and properly. This Agreement is legally binding on them.

5.1.3	When the agreement comes into effect, they will be referred to as party B's registered legal shareholder. In addition to this agreement and signed with A’s "Share Pledge Agreement" and "Option Agreement" involved rights, entrusted right without any third party rights. According to the agreement, Party A can completely and fully exercise entrust rights in accordance with the articles of association of Party B .

5.1.4	Signed, submitted and performance of this agreement: (i)It does not conflict with the following documents or in violation of the provisions, and not violate the following documents after receiving the notice or with the passage of time: (A) any Chinese laws or other legal provisions which is legally binding, (B) as the parties concerned, the constrained, the assets subject to the constraints of any contract, agreement, lease or other documents; (ii) It does not cause any third party has the right to set any of its assets mortgage or encumbrances; (iii)It does not lead to it as a party or its or their assets subject to constraints bound of any terms and conditions of the contract, agreement, lease or other documents to terminate or modify or cause the third party has the right to terminate or amend the terms of such documents; (iv)It does not lead to a its applicable government approval, license, registration suspended, revoked, damaged, abandoned or maturity cannot be renewed.

5.1.5	There is no conditions that affect its ability to fulfill the obligations under this contract, has been and remains unresolved litigation, arbitration, bankruptcy or other judicial or administrative procedures, and according to the known no one claimed to take the above actions.

5.1.6	It has disclosed all documents to other parties for any current valid issued by the Chinese government agencies, those documents may have significant adverse effect on the parties’ ability to fully perform obligations under this contract. The previous documents provided to other parties without either for any misrepresentation or omission of important facts.

5.2	Party A and Party B representations and warranties as follows:

5.2.1	They are registered under registered legal and legitimate existence of a limited liability company. They are an independent legal person status; they have complete and independent legal status and legal capacity to sign, deliver and perform this agreement and can be sued as an independent party.
5.2.2	They have full power and authorization given by the company for signing and delivering this Agreement and other agreements related to the mentioned in this agreement, within the company which has full power and authority to complete the transaction.

5.3	Party B Represents and Warranties, Party C is the legally shareholders registered at the commencement of this agreement. According to the agreement, Party A can completely and fully exercised delegate rights according to the effect articles of associations.

VI    Term of Agreement

6.1	Since the date of both parties signed, the agreement will take effect, unless the parties have agreed in writing to terminate early, or as long as any Party of party C is still the shareholder of Party B, this Agreement shall remain in force indefinitely.

6.2	If any Party of Party C through prior consent of Party A agreed to transfer entire share, then the party will no longer be a party of this Agreement, but the obligations and commitments of other parties in this Agreement will not get adverse effects.

VII    Notification

7.1	All notices, requirement and other communication required or permitted by this agreement shall be in writing and shall be deemed sufficient where sent by certified mail to the receiving party at the address set forth above or at such other address as that party may have designated in writing.

7.2	Except as otherwise provided herein, all notices or demands sent by registered mail shall be deemed received 5 days after they have been sent and notices or demands sent by telex or fax shall be deemed received at the time of the dispatch thereof.

VIII    Default Clause

8.1	The parties agree that if any party ("Defaulting Party") was a material breach of this Agreement, or fails to perform them after being urged to do so, which shall be a breach of this Agreement. Either party that fails to perform its obligations under the Agreement or fails to perform them as contracted shall be bear the liability for the breach of contract by continuing to perform the obligations, taking remedial measures, compensating for losses. If a party has delayed the performance of the main obligations, and fails to perform them in a reasonable limit after being urged to do so. Then other parties have the right to require the defaulting party correct or remedial measures within ten days. Then (1) if Party C or Party B are the defaulting parties, Party A demanding remedy shall be entitled to claim compensation for losses and damages; (2) If Party A is the defaulting party, other parties are entitled to require the defaulting party compensate, but Party A has no right to terminate this agreement at any case.

8.2	The rights and remedies in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

8.3	If any provision of this section is held invalid, the remainder of this section shall not be affected thereby.

IX    MISCELLANEOUS

9.1	The agreement is made in Chinese, original quadruplicates (4) copies, and each has the same legal effect.

9.2	This agreement shall be governed, construed and interpreted in accordance with the laws of the People’s Republic of China.

9.3	All disputes in connection with this Agreement or the execution there of shall be settled through friendly negotiations. In case no settlement can be reached through negotiations within 30 days, the disputes shall be submitted to China International Economic and Trade Arbitration Commission for arbitration that shall be conducted in accordance with the Commission's arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties.

9.4	The rights, powers and remedies herein provided by this agreement do not exclude any other rights, powers and remedies provided by law. And any rights, powers and remedies enacted by one of the parties do not exclude that party executes other rights, powers and remedies.

9.5	No failure or delay in exercising any right hereunder this agreement or under the law (“the party’s rights”) shall be deemed a waiver thereof by any party. In addition, no partly failure or delay in exercising the party’s rights shall be deemed as a waiver thereof the rest of the party’s rights.

9.6	The title of each provision of this agreement is only for the index, and such headings shall not be used to explain or affect the provisions of this agreement in any case.

9.7	Every clause of this agreement is separable and independent from any other provision. For any one or more clauses of this agreement becomes invalid, illegal, or cannot be performed, the rest clauses of this agreement shall not be affected.

9.8	This Agreement cannot be altered or amended except by an instrument in writing signed by both parties.

9.9	Neither party shall transfer or assign any rights or delegate any obligations hereunder, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other party except for the related parties.

9.10	The parties agree that this Agreement will bind all the parties , its successors and better assignee by these presents.

In Testimony Whereof we have hereto signed this Document on October 27, 2015 accepted on October 27, 2015.

Tianjin Information Sea Information Technology Co., Ltd

Signature: /s/ Liu Zhixin

Name: Ms. Liu Zhixin

Position: Legal representative

Shuhai Information Technology Co., Ltd

Mr. Liu Fu

Signature: /s/ Liu Fu

Mrs Liu Zhixin

Signature:/s/ Liu Zhixin